EXHIBIT 99.1 TO FORM 8-K

SPEEDCOM Reports First Quarter Results, Narrower Loss

SARASOTA, FL – May 15, 2003 – SPEEDCOM Wireless Corporation, (OTCBB: SPWC) a leading fixed wireless broadband solutions provider, today reported results for its first quarter ended March 31, 2003.

Revenues for the first quarter of 2003 were $1,591,000 compared to $1,948,000 in the first quarter of 2002, a decrease of 18%. This revenue decrease is attributed primarily to a weak overall economy, which prompted delays in spending decisions by SPEEDCOM’s potential and current enterprise customers. Net loss for the first quarter of 2003 declined 16% to $1,283,000 or $(.09) per share as compared to a net loss of $1,532,000 or $(.15) per share in the first quarter of 2002 due primarily to lower salaries, selling expenses, and bad debt expense.

Through May of 2003, SPEEDCOM raised approximately $1,015,000 through the issuance of non-convertible notes and previously announced convertible notes.

One notable reduction in SPEEDCOM’s expenses includes a decrease in bad debt expense. Bad debt expense declined to $8,000 in the first quarter of 2003 from $321,000 in the first quarter of 2002 due primarily to the restructuring of a lease receivable in March of 2002 and a change in SPEEDCOM’s customer credit policy in June of 2002.

During the first quarter of 2003, SPEEDCOM renegotiated the lease for its Sarasota headquarters, which is anticipated to result in annual cost savings of approximately $375,000 for 13 years after taking lease modification charges in 2003.

SPEEDCOM reduced prices on AES encrypted SPEEDLAN 9000 broadband wireless routers during the first quarter of 2003 by as much as 33% for the domestic market. It is anticipated that this price reduction will result in increased 9000 sales volumes in the second quarter and beyond, offsetting any negative near-term impact on gross margin. Gross margin in the first quarter of 2003 was 39% of net revenues.

Commenting on the first quarter’s results, SPEEDCOM CEO, Michael Sternberg said, “Our job is to never be pleased with revenue performance. At this time, we remain cautious in offering new business visibility due to limited evidence that enterprise clients including government are bolstering their technology spending.”

Sternberg said, “Our actions during the first quarter were focused on improving operational efficiencies. On that front, we continued to reduce our cash flow breakeven point to an estimated $3,600,000 per quarter in revenue, a sizable reduction from first quarter 2002. We are optimistic that an overall economic recovery in business spending could enable us to reach our goal of profitability and that our AES encrypted, performance-based products are becoming the accepted norm,” continued Sternberg.

SPEEDCOM will host an investor conference call on May 21 at 4:00 pm EST. The dial in number for the live May 21 conference with SPEEDCOM executive management is 973-528-0008. When dialing in, please reference the SPEEDCOM conference call, access number 1108. You may call in for a replay by dialing 973-528-0005, beginning one hour after the completion of the call and ending June 20, 2003. The access number for the replay is 1108.

About SPEEDCOM

SPEEDCOM Wireless Corporation is a multinational fixed wireless broadband solutions company based in Sarasota, Florida. The company maintains additional offices in Barcelona, Sao Paulo, Shanghai and Singapore. SPEEDCOM’s Wave Wireless division (www.wavewireless.com) is an innovator and manufacturer of a variety of broadband wireless products, including the award-winning SPEEDLAN family of wireless Ethernet routers. Broadband Internet service providers, telecommunication operators, and private organizations in more than 80 countries use SPEEDCOM’s solutions to provide “backbone” and/or “last-mile” wireless connectivity at speeds from 11 Mbps up to 155 Mbps over distances of 25 miles or more. More information is available at www.speedcomwireless.com.

This press release contains forward-looking statements that involve risks and uncertainties. Actual events may differ from forward-looking statements for a number of reasons, including but not limited to, failure of customers to purchase Wave products, as well as other factors discussed from time to time in our SEC filings (available on EDGAR or for free at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimate or projected. All forward-looking statements included in this document are made as of the date hereof, based on information available to SPEEDCOM on the date thereof.

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*SPEEDCOM is a registered trademark of SPEEDCOM Wireless Corporation.

Media Contact: Lisa Mirman, SPEEDCOM (941) 907-2326

lmirman@speedcomwireless.com

Investor Contact: Gil Sharell, SPEEDCOM (941) 907-2361

gsharell@speedcomwireless.com

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